Exhibit 10.27

PROMISSORY NOTE

$150,000.00	August 3, 2016
For value received, the undersigned, CLS HOLDINGS USA, INC., a Nevada corporation (the “Maker”), hereby promises to pay to the order of CLS CO 2016, LLC (the “Holder”), at 2525 East Arizona Biltmore Circle, Suite 8212, Phoenix, Arizona 85016 (or such other place(s) as Holder may designate from time to time), the principal sum of One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00), or such portion thereof as shall have been advanced from time to time, together with accrued and unpaid interest thereon, on the terms provided in this promissory note (this “Note”).
Interest shall accrue on the unpaid principal balance of this Note, commencing on the date that such principal was advanced, at the rate of fifteen percent (15%) per annum. All interest accruing on this Note through the first anniversary of this Note shall be added to principal. Commencing on November 1, 2017, Maker shall pay the outstanding principal balance in four (4) equal quarterly installments, together with accrued interest, in arrears, until paid in full. All outstanding principal and any accrued unpaid interest thereon shall be due and payable on August 1, 2018 (the “Maturity Date”).  Both principal and interest are payable in lawful money of the United States of America.
All amounts under this Note shall become at once due and payable, at Holder’s option, if one or more of the following events shall happen and be continuing (an “Event of Default”): (a) failure to make any payment of principal or interest on this Note within five (5) business days after notice by Holder of such failure; (b) assignment made by the Maker for the benefit of creditors or upon the appointment of a receiver, liquidator or trustee of  the Maker or the inability of Maker to pay its debts generally as they become due or the adjudication of the Maker to be a bankrupt or insolvent, or the filing of any petition for the bankruptcy, reorganization or arrangement of the Maker; or (c) issuance of any tax lien, warrant, process or order of attachment, garnishment or other lien and/or the filing of a lien against any property of the Maker which is not discharged within fourteen (14) days from the date of filing.  After the occurrence of an Event of Default and for so long as it shall be continuing, this Note has bear interest at the highest rate permitted under then applicable law but in no event more than twenty percent (20%) per annum.
In the case that any Event of Default shall happen and be continuing, the Holder may proceed to enforce the payment of this Note or to enforce any other legal or equitable rights as such Holder may have under applicable law.
In the event Holder retains or consults an attorney to enforce the terms hereof, Holder shall be entitled to collect from the Maker all costs and expenses incurred in enforcing or preserving its rights hereunder, including, but not limited to, reasonable attorney’s fees (including those incurred in connection with judicial, bankruptcy, appellate, administrative and other proceedings). No delay or omission by Holder in exercising any right or remedy hereunder shall operate as a waiver of any such right or remedy hereunder. All remedies of Holder hereunder are cumulative, and no exercise by

Holder of any one or more of his rights or remedies hereunder or under applicable law shall be deemed to be an election of remedies by Holder.
Upon thirty (30) days' prior notice to Holder, the Maker may prepay this Note, in whole or in part, without penalty; provided that any such prepayment will be applied first to the payment of unpaid expenses accrued under this Note, second to unpaid interest accrued on this Note, and third, if the amount of prepayment exceeds the amount of all such expenses and accrued interest, to the unpaid principal amount of this Note.
At Holder's election, at any time prior to payment or prepayment of this Note in full, all principal and accrued interest under this Note may be converted in whole, but not in part, into shares of common stock and warrants to purchase shares of common stock of Maker (the "Conversion Shares"). For each $1.07 converted, Holder shall receive one share of common stock and a five-year warrant to purchase one share of common stock at a price of $1.07 per share. With respect to the Conversion Shares, Maker shall grant Holder "piggyback" registration rights, which contain such terms and restrictions as Maker reasonably determines.  Such "piggyback" registration rights shall not apply to any registration statement already filed with the Securities and Exchange Commission by Maker or to any amendment to such registration statement or successor registration statement. In addition, Holder shall have the right to apply all principal and unpaid interest due under this Note towards the payment of any shares of Maker’s capital stock that Holder hereafter purchases.
In the event any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the unpaid principal amount of this Note.
The Maker hereby waives presentment for payment, demand, notice of dishonor and protest of this Note, and further agrees that this Note shall be deemed to have been made under and shall be governed by and construed in accordance with the laws of the State of Florida in all respects, including matters of construction, validity and performance, and that none of its terms or provisions may be waived, altered, modified or amended except as Holder may expressly consent thereto in a writing duly executed by an authorized representative of Holder. The federal or state courts located in Miami-Dade County, Florida, shall have exclusive jurisdiction in connection with all matters which may arise under or in connection with this Note, and the Maker shall not assert that any action brought in such forum is inconvenient and should be moved to another jurisdiction. Venue shall be had exclusively in the state and federal courts located in Miami-Dade County, Florida, to the exclusion of all other places of venue.
The Maker agrees to pay all costs in connection with this Note, including any applicable documentary stamps. All of the terms of this Note shall inure to the benefit of the Holder and its successors and assigns and shall be binding upon the Maker and its successors and assigns.

IN WITNESS WHEREOF, the Maker has executed this Note as of the day and year first above written.
MAKER:
CLS HOLDINGS USA, INC.
By: /s/ Jeffrey I. Binder
Name: Jeffrey I. Binder
Title:  Chairman, President and
Chief Executive Officer